EXHIBIT 10.2

FIRST AMENDMENT TO THE
2005 STOCK PURCHASE PLAN
OF
ACXIOM CORPORATION

WHEREAS, Acxiom Corporation (the “Company”) established and maintains the 2005 Stock Purchase Plan (the “Plan”);

WHEREAS, Section 20 of the Plan authorizes the Board of Directors of the Company (the “Board”) or an authorized Committee to amend the Plan;

WHEREAS, the Company desires to amend the Plan to require Participating Associates in the Plan to hold Shares acquired pursuant to the exercises of options under the Plan for one (1) year following exercise in order to encourage ownership in the Company.

NOW, THEREFORE, BE IT HEREBY

RESOLVED, that Section 16 of the Plan is hereby amended and restated in its entirety as follows:

16.	Designation of Beneficiaries / Transferability / Share Holding Period.

(a) A Participating Associate may file a written beneficiary designation naming those persons who are to receive any cash from the Participating Associate’s Payroll Deduction Account, together with any Shares and/or cash from the Participating Associate’s Brokerage Account, in the event of the Participating Associate’s death. If a Participating Associate is married and the designated beneficiary is not the Participating Associate’s spouse, spousal consent may be required for such designation to be effective.

(b) Neither payroll deductions credited to a Participating Associate’s Payroll Deduction Account nor any rights with regard to the exercise of an option or rights to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in by the Plan) by a Participating Associate.

(c) Effective June 1, 2014, Shares acquired by a Participating Associate pursuant to the exercise of an option hereunder are subject to a holding period which shall begin on the date the option is exercised and end on the date that is the earlier of the one (1) year anniversary of the date the option is exercised or the date of the Participating Associate’s termination of employment. During such holding period, the Shares may not be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in by the Plan) by a Participating Associate. At the end of the holding period, such Shares shall become freely transferable.

IN WITNESS WHEREOF, the party hereto has executed this amendment as of the date first above written.

ACXIOM CORPORATION

By:     /s/ Jennifer B. Compton